Exhibit 99.B(p)(6)

Code of Ethics

Table of Contents	CODE OF ETHICS POLICY

General Principles	1

Personal Investment Transactions	1

Overview	1
Covered Transactions/Covered Accounts	2
Pre-clearance of Covered Transactions	2
Pre-clearance Process	2
Limitations on Pre-Clearance	4
Personal Trading Restrictions	4
Prohibited Transactions	4
Prediction Markets	5
Exempt Securities	6
Exemptive Relief	8
Personal Investment Reporting	8
Reporting on Opening, Changing or Closing a Covered Account	8
Other Required Certifications	9

Other Employee Conduct	9

Personal Loans	9
Taking Advantage of a Business Opportunity That Rightfully Belongs to the Firm	9
Disclosure of a Direct or Indirect Interest in a Transaction	9

Glossary	10

CODE OF ETHICS

General Principles

The TCW Group, Inc. is the parent of several companies that provide investment advisory services. As used in this Code of Ethics (the “Code”), the “Firm” or “TCW” refers to The TCW Group, Inc., TCW Advisors, and controlled affiliates.

This Code is based on the principle that the officers, directors and employees of the Firm owe a fiduciary duty to the Firm’s clients. In consideration of this you must:

•	Protect the interests of the Firm’s clients before looking after your own.

•	If you know that an investment team is considering a transaction in a security, don’t trade that security.

•	Never use opportunities provided for the Firm’s clients by brokers or others for your personal benefit.

•	Avoid actual or apparent conflicts of interest in conducting your personal investing.

•	Never trade on the basis of client information, or otherwise use client information for personal benefit.

•	Maintain the confidentiality of all client financial and other confidential information. Loose lips sink ships.

•	Comply with all applicable securities laws and Firm policies, including this Code.

•	Communicate with clients or prospective clients candidly.

•	Exercise independent judgment when making investment decisions.

•	Treat all clients fairly.

In addition to the above fiduciary requirements, officers, directors and employees of the Firm are prohibited from violating the laws of the United States, including but not limited to, the applicable federal and state securities laws. These provisions prohibit any manipulative conduct in connection with transactions in Securities in the marketplace:

•	Employing any device, scheme or artifice to defraud;

•	Making any untrue statement of a material fact, or omitting to state a material fact necessary in order to make the statements made not misleading, in connection with the offer, purchase, or sale of Securities; or

•	Engaging in any action, transaction, practice or course of business that would operate as a fraud or deceit upon any person.

This Code of Ethics applies to all Access Persons and their respective Covered Persons, as defined herein. New employees are provided a copy of the Code of Ethics as part of their onboarding process. Since the Code is always available on myTCW, Access Persons are deemed to be in receipt of the Code. Annually, all Access Persons are required to acknowledge that they have received the Code understand its contents. As always, if you have any questions, the Administrator of the Code of Ethics (“ACE”) is available to help.

As an Access Person, you are responsible for safeguarding the reputation of TCW. The reputation that TCW has built through decades of hard work can be destroyed by a single action. When in doubt, call ACE or the Chief Compliance Officer before taking action. We are here to help.

Individuals covered by this Code of Ethics are required to promptly report any violation to ACE and/or the Chief Compliance Officer. Violations of this Code constitute grounds for disciplinary actions, including immediate dismissal

Personal Investment Transactions

Overview

The first part of this policy restricts your personal investment activities to avoid actual or apparent conflicts of interest with investment activities on behalf of clients of the Firm. The second part addresses reporting requirements for personal investing. You must conduct your personal investment activities in compliance with these rules.

Any questions about this policy should be addressed to ACE at ace@tcw.com.

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CODE OF ETHICS

All Securities trading by Access Persons and Covered Persons is monitored and reviewed. If patterns arise or it is determined that trading during the course of normal operations is of such a level as to interfere with the Person’s work performance or responsibilities, create any actual or apparent conflict of interest, negatively impact the operations of TCW or violate any Firm policy, limits may be imposed. The Person may be notified by his/her supervisor, or such other appropriate officer(s) that there is a trading issues, and that trading restrictions and/or other disciplinary action, as appropriate, may be implemented.

Every Covered Person should be familiar with the requirements of this policy. Contact ACE to send each Covered Person a copy of this policy.

Covered Transactions/Covered Accounts

This policy covers investment activities (“Covered Transactions”) (i) by any Access Person or Covered Person in a Covered Account, or (ii) in any account in which any Access Person has a “beneficial interest”.

An Access Person has a “beneficial interest” in an account if that Access Person:

•	has benefits substantially equivalent to owning the Securities or the account,

•	can obtain ownership of the Securities in the account within 60 days, or

•	can vote or dispose of the Securities in the account.

” Covered Accounts include any personal trading account in which you have a beneficial interest. A representative list of such accounts includes:

•	Brokerage accounts (i.e. individual, joint, trust, custodial); Individual Retirement Accounts (all types); DRIPs, profit sharing, and any other account/vehicle that have the ability to trade any non-exempt investment product.

•	401(k), 403(b), 529 Plans, employee retirement accounts, variable annuity contracts, and any other investment account that holds reportable securities or provides the ability to trade any non-exempt investment product.

•	Please note: If the accounts hold TCW MetWest or TCW Registered Funds, these accounts require reporting.

•	Accounts held directly at mutual funds are exempt unless the account holds TCW MetWest or TCW Registered Funds.

•	A relative’s brokerage account for which the Access Person can effect trades, or an estate for which the Access Person makes investment decisions as executor.

•	This includes accounts for relatives in the same household (residence).

•	Direct investments in private funds.

•	Outside Fiduciary Accounts and Non-Discretionary Accounts require special procedures and qualification. Contact ACE for more information.

Violations of this policy by a Covered Person will be treated as violations by you.

Pre-clearance of Covered Transactions

Generally, all trading by Access Persons and Covered Persons requires pre-clearance except transactions in exempt securities. Exempt securities are listed in this Code of Ethics

Pre-clearance Process

Pre-clearance, using StarCompliance, is required for any non-exempt security below and any other investment product not listed on the Exempt securities list in the Code of Ethics.

Pre-clearance expires at 1:00 p.m. Los Angeles time (4:00 p.m. New York time) on the next business day after approval has been received. If your order has not been executed by the next business day after approval, it should be canceled and a new pre-clearance obtained.

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Types of Non-exempt Securities	Pre-clearance Required?	Reporting Required?	Comments
Equities / Stocks (US and Foreign)	Yes	Yes
Corporate Bonds and Notes	Yes	Yes
Derivatives - Options, warrants, financial commodities, security-based swaps, any other derivative linked to a specific security or other derivative product.	Yes	Yes
Exchange Traded Funds (ETFs) Exchange Traded Notes (ETNs)	In certain circumstances	Yes	TCW ETFs require preclearance
Closed-end Registered Funds Foreign Mutual Funds	Yes	Yes	TCW Strategic Income (TSI) requires preclearance. Foreign mutual funds not classified as open-end mutual funds require preclearance.
Unit Investment Trusts (UITs) Foreign Unit Trusts (UCITS)	Yes	Yes	Shares of unit investment trusts that are invested exclusively in mutual funds not advised by the Firm are considered Exempt Securities.
Recurring Deposits used to purchase non-exempt securities	In certain circumstances	Yes

Any transaction in non-exempt security that overrides the pre-set schedule of the automatic investments plan must be pre-cleared and reported.

This excludes dividend reinvestments, which are exempt securities.

Options – (Buying or Writing/Selling a Call or Put Option, exercising options with volition)	Yes	Yes	Securities obtained from the exercise or expiration of written call or put options requires update to holdings.
Private funds, Private placements, private securities	Yes	Yes

Private Investments include, but are not limited to investments in: hedge funds, private equity funds, venture capital funds, other private fund vehicles, privately-held companies, investments in commercial properties, or residential properties (excluding primary residence) where income is earned on the property (e.g. a secondary residence that is used as a rental property or listed as vacation rental) and private placement offerings of various assets.

Private Investments also may include: (i) loans to or from such entities, and any other entities formed for the purpose of engaging in business activity; (ii) loans to or from individuals who are not immediate family of the Access Person;

and (iii) loans to or from individuals who are immediate family of the Access Person for the purpose of engaging in business activity.

Voluntary transaction change in non-exempt securities (includes tender offerings)	in certain circumstances	Yes	Any transaction that overrides the pre-set schedule of corporate actions must be pre-cleared and reported.

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Limitations on Pre-Clearance

All pre-clearance requests in StarCompliance will be limited to 65 approved requests per calendar quarter. Once an Access Person or Covered Person has reached 65 approved pre-clearance requests for the quarter, StarCompliance will automatically deny each subsequent pre-clearance request (i.e. beginning with the 66th pre-clearance request). The multiple transactions that make up an option trading strategy, such as option spreads, will be counted as individual transactions towards the trading limit.

Personal Trading Restrictions

If you receive two or more personal securities trading violations within a 2-year period, the Firm will impose an automatic 90-day trading suspension on your trading.

Prohibited Transactions

The following activities are prohibited and pre-clearance will generally not be available.

Prohibited Transaction	Exceptions/Limitations	Consequences/Comments
Transacting in a Security that the Firm is trading for its clients	Exception: De minimis orders (i.e. $5,000 or less) are allowed. Larger orders are permitted once the Firm’s trading is completed or cancelled.	Portfolio managers may accumulate a position in a particular security over a period of time. During such accumulation period, permission for personal trades in that security will generally not be granted.
Transacting in a security that the Access Person knows is under consideration for trading by the Firm for its clients
Acquiring any Security in an: IPO,	Exception: Permitted if the Security is an Exempt Security. See chart below.	Current holders of prohibited securities must contact ACE to seek permission to liquidate.
Acquiring an interest in a 3rd party registered investment company advised or sub-advised by the Firm	Exception: TCW sub-advised ETFs are permitted, but, as with all ETFs, must still be pre-cleared and reported as stated below.	See Prohibited Third-Party Mutual Fund List under Forms on myTCW.
Short-selling any ETF that is TCW advised, sub-advised or otherwise managed by the Firm.
Transactions in any Single Stock ETF

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CODE OF ETHICS

Prediction Markets

Access Persons and Covered Persons are prohibited from trading, betting, or otherwise taking positions on prediction markets, event contracts, or similar instruments where the outcome relates to the Firm, its clients, or any issuer or transaction about which the person may possess material nonpublic information, confidential information, or other information obtained through their employment with the Firm. This prohibition applies regardless of whether the instrument is characterized as a security, commodity interest, wager, contract, or other product.

Additional Restrictions for Certain Investment Personnel

In addition to the foregoing prohibited transactions, the following are prohibited for the Investment Personnel indicated below.

Prohibited Transaction	Applies to	Consequences/Comments
Profiting from transactions in the same Security within 60 calendar days.	• Investment Personnel • Members of Investment Compliance

Transactions will be matched using a LIFO system.

Profits from the sale or purchase of a security obtained within 60 days of the exercise of written call or put options are subject to the rule prohibiting such transactions for Investment Personnel.

All profits of prohibited trades are subject to disgorgement

Exceptions:

•    Exempt Securities

•    ETFs and ETNs

•    Transactions in derivatives, such as options, linked to ETFs and ETNs must be pre-cleared and are not exempt from this rule.

Purchasing or selling a Security within 5 business days of the Security being bought or sold on behalf of a Firm client (except for account rebalancing to maintain proportions after cash receipts, redemptions, or the like, that do not involve any investment decision) , in any

•    Covered Account, or

•    Outside Fiduciary Account

• Prohibited for Investment Personnel related to the client account in which the Security is transacted. • Members of Investment Compliance

All prohibited transactions will generally be reversed;

and all profits are subject to disgorgement.

Exceptions:

Stock transactions resulting from the forced exercise of a call or put option that you have written

Purchasing or selling any Security in a manner inconsistent with any recommendation made by that research analyst less than 90 days prior to the proposed purchase or sale	• Prohibited for any Analyst or Researcher	• All prohibited transactions must be reversed; and all profits are subject to disgorgement.
Recommending any Security for purchase by the Firm, including writing a research report advocating for the purchase of a Security, where such individual also holds such Security in a Covered Account.	• Prohibited for any portfolio manager, Researcher or Analyst, unless they have held such Security for at least three months prior to the recommendation or drafting of the research report.	• All prohibited transactions must be reversed; and all profits are subject to disgorgement.

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Exempt Securities

Pre-clearance is generally not required for Exempt Securities. The following table identifies Exempt Securities and summarizes any pre-clearance and reporting requirements that apply.

Types of Exempt Securities	Pre-clearance Required?	Reporting Required?	Limitations/Comments
TPAY, TCW MetWest or TCW Open End Mutual Funds	No	Yes	Compliance with frequent trading rules required. Both TCW Exchange Traded Funds (ETFs) and TCW Strategic Income (TSI) require preclearance.
U.S. and Government Securities (including agency obligations)	No	No
Investment-grade rated Securities issued by any State, Commonwealth or territory of the United States, or any political subdivision or taxing authority thereof	No	Yes
Certificates of deposit (Bank and Brokered) or time deposits	No	No
Bankers’ Acceptances	No	No
Investment grade debt instruments with a term of 13 months or less, including commercial paper, fixed-rate notes and repurchase agreements	No	Yes	Contact Compliance with any questions.
Shares in money market mutual funds or a fund that appears on the exempt list.	No	No
Shares in open-end investment companies not advised or sub-advised by the Firm. (Closed-end funds are not exempt and require pre-clearance)	No	No* *TCW MetWest and TCW Registered Funds require reporting.	Acquiring an interest in a 3rd party registered investment company advised or sub-advised by TCW is prohibited. See Prohibited Third-Party Mutual Fund List on myTCW.
Investments in Collective Investment Trust (CIT)	No	No* *TCW CITs require reporting
Shares of unit investment trusts (UITs) that are invested exclusively in mutual funds not advised by the Firm.	No	No
Municipal bonds traded in the market	No	Yes	No

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Types of Exempt Securities	Pre-clearance Required?	Reporting Required?	Limitations/Comments
Trades in Non-Discretionary Accounts which you, your spouse, your domestic partner, or your significant other established.	No	No	The Account must first be certified as Non-Discretionary by Compliance..

Dividends reinvested through a Dividend Reinvestment Plan (DRIP)

[Note: While automatic transactions within DRIPS and ESOPs do not require pre-clearance, any volitional transactions within DRIPS and ESOPs must be pre-cleared]

	No, unless the transaction is not automatic	Yes	If you or a covered person is a recipient of Restricted Stock Units (RSUs), please contact ACE for flagging
Ownership Interests in Clipper Holding, LP	No	No
Ownership Interests in TCW Owners, LLC	No	No
Rule 10b5-1 Plans	No	Yes	Prior approval required to enter plan. Transactions pursuant to an approved plan will not require pre-clearance.
Direct Purchase Plans	No	Yes	Prior approval required to enter plan. Transactions pursuant to an approved plan will not require pre-clearance.
Direct investments in Cryptocurrencies or Digital Currencies (non-securities such as Bitcoin, Ethereum). However, investment products derived from cryptocurrencies or digital currencies are NOT exempt.	No	No	Bitcoin ETFs and other derivative products based on Cryptocurrencies or Digital Currencies require both preclearance and reporting.
Futures and Non-Financial Commodities	No	Yes	Financial Commodities are not exempt and requires both pre-clearance and reporting.
Non-publicly traded funds associated with certain Qualified Accounts [These include state sponsored 529 Plans, Health Savings Accounts (HSA) and Employer Retirement Plans]	No	Yes* *TCW MetWest and TCW Registered Funds require reporting.	Non-publicly traded investment fund vehicles offered in certain Qualified accounts are exempt from preclearance and reporting.
Acquisition of securities by gift, inheritance, or corporate action.	No	Yes	However, a sale of securities acquired by gift, inheritance, or corporate action requires pre-clearance.
Insurance products – life insurance, fixed annuities, and variable annuity contracts that invest in third-party funds.	No	No	If these products are structured as investment contracts or otherwise meet the definition of a "security" under the Investment Advisers Act, they may be subject to reporting requirements.

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Exemptive Relief

To seek approval for a Code of Ethics exemption, contact ACE. ACE will require a written statement indicating the basis for the requested approval, and coordinate obtaining the approval of the Approving Officers. The Approving Officers have no obligation to grant any requested approval or exemption.

The Approving Officers also may, under appropriate circumstances, grant exemption from Access Person status to any person.

Reporting

Personal Investment Reporting

Access Persons are required to report all non-exempt security holdings and transactions (including investments in private placements) as part of the certifications listed below.

TCW receives automated feeds from many major brokers (“Linked Brokers”). If your broker is not a Linked Broker, you must ensure that TCW receives duplicate broker statements. ACE can inform you if your broker is a Linked Broker and set up your account for automated feed. If your broker is not a Linked Broker, ACE can assist you with a release letter (“407 letter”) to allow TCW to receive duplicate statements. Corporate actions such as mergers, purchases and sales, spin-offs, stock splits, stock-on-stock dividends and like activities must also be reported unless made through an account with a Linked Broker. In addition, Access Persons must timely file all reports for all transactions as provided in the tables below and must promptly report the opening, closing or changing of any Covered Accounts.

Reporting on Opening, Changing or Closing a Covered Account

Brokerage Accounts: You must use the StarCompliance system to enter information about each Covered Account:

Activity	Comments	Exceptions
Upon becoming an Access Person Upon opening a new Covered Account while you are an Access Person	Updates must occur within 30 days of the event

You are not required to report or enter information for:

Outside Fiduciary Accounts

Accounts that can strictly invest only in non-reportable exempt securities.

*Accounts holding TCW MetWest and TCW Registered Funds require reporting

Upon closing, or making any change to a Covered Account while you are an Access Person	Updates must occur within 30 days of the event	N/A

Employee Separate Accounts: Employees may not establish a Separately Managed Account for themselves, family members, or friends without the prior written approval of (i) the manager of their investment unit and/or the primary investment strategy in which the account is proposed to be invested (e.g., the Head of Fixed Income, Equities, Emerging Markets, Private Credit or Asset Backed Finance, as the case may be), (ii) the COO, and (iii) the General Counsel. If the Separately Managed Account is intended to create a marketing track record, approval will also be required by the Product Development Committee.

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Other Required Certifications

Reports are filed using StarCompliance. If you will not be able to file a report on time, contact ACE prior to the filing due date.

Certification	When Due	Additional Requirements
Initial Holdings Report	Within 10 days after becoming an Access Person	Include all securities except non-reportable Exempt Securities Include all Covered Accounts. Holdings must be current no earlier than 45 days before you became an Access Person
Quarterly Report of Personal Investment Transactions	Within 30 days of quarter end	Must be filed even if there were no transactions during the period.
Annual Holdings Report	Within 30 days of year end	Same as Initial report, except that holdings must be current as of December 31 of the prior year.
Annual Certificate of Compliance	Within 30 days of year end

Other Employee Conduct

Personal Loans

You may not borrow from clients or from Firm vendors or service providers, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.

Taking Advantage of a Business Opportunity That Rightfully Belongs to the Firm

Employees must not take for their own advantage a business opportunity that rightfully belongs to the Firm. Whenever the Firm has been actively soliciting a business opportunity, or the opportunity has been offered to it, or the Firm’s funds, facilities, or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to the Firm and not to employees who may be in a position to divert the opportunity for their own benefits.

Examples of improperly taking advantage of a corporate opportunity include:

•	selling information to which an employee has access because of his/her position,

•	acquiring any property interest or right when the Firm is known to be interested in the property in question,

•	receiving a commission or fee on a transaction that would otherwise accrue to the Firm, and

•	diverting business or personnel from the Firm.

Disclosure of a Direct or Indirect Interest in a Transaction

If you or any family member has any interest in a transaction (whether on behalf of a client or the Firm), that interest must be disclosed, in writing, to the General Counsel or the Chief Compliance Officer to allow assessment of potential conflicts of interest.

You do not need to report any interest that is otherwise reported in accordance with the Personal Investment Transactions Policy.

Example of an interest that should be disclosed: conducting TCW business with a vendor or service provider who is related to you or for which your parent, spouse, or child is an officer should be disclosed.

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Glossary

A

Access Person(s) – Includes all of the Firm’s directors, officers, and employees, except those who (i) do not devote substantially all working time to the activities of the Firm, and (ii) do not have access to information about the day to-day investment activities of the Firm. A consultant, temporary employee, or other person may be considered an Access Person depending on various factors, including length of service, nature of duties, and access to Firm information (such as nonpublic information regarding any clients’ purchase or sale of securities, portfolio holdings, securities recommendations, or providing investment advice).

Account – A separate account and/or a commingled fund (e.g., limited partnership, trust, mutual fund, REIT, and CBO/ CDO/CLO).

Administrator of the Code of Ethics – Shall be a member of the Compliance Department, as designated by the Chief Compliance Officer.

Approving Officers – The following conflicts of interest situations involving a Covered Officer must be approved by (i) the General Counsel or designated Senior Legal Officer and (ii) the Chief Compliance Officer or designated Senior Compliance Officer(s).

B

Beneficial Interest – an interest of an Access Person in a security or account of another person under which they (i) can obtain benefits substantially equivalent to owning the security, (ii) can obtain ownership of the security immediately or within 60 days, or (iii) can vote or dispose of the security.

C

CBO – Collateralized bond obligation.

CDO – Collateralized debt obligation. A security backed by a pool of bonds, loans, and other assets.

Chief Compliance Officer – The Chief Compliance Officer of TCW. For purposes of this policy, the term Chief Compliance Officer shall include persons authorized by the Chief Compliance Officer to handle certain matters under this Code of Ethics policy.

CLO – Collateralized loan obligation.

Code of Ethics or Code – This Code of Ethics.

Covered Account – Any account of an Access Person or Covered Person is a “Covered Account.” Covered Accounts include any personal trading account in which you have a beneficial interest. A non-exhaustive or a representative list of such accounts include:

–	Brokerage accounts (i.e. individual, joint, trust, custodial, corporate, LLC); Individual Retirement Accounts (all types); DRIPs, profit sharing, Investment Clubs, and any other account/vehicle that have the ability to trade any non-exempt investment product.

–	401(k), 403(b), 529 Plans, employee retirement accounts, variable annuity contracts, and any other investment account that holds reportable securities or provides the ability to trade any non-exempt investment product.

•	Please note: If the accounts hold TCW MetWest or TCW Registered Funds, these accounts require reporting as well.

•	Accounts held directly at mutual funds are exempt unless the account holds TCW MetWest or TCW Registered Funds.

–	A relative’s brokerage account for which the Access Person can effect trades, or an estate for which the Access Person makes investment decisions as executor.

–	Direct investments in private funds

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Covered Person – Spouse, minor child, relative or significant other sharing a house with an Access Person, or any other person, when the Access Person has a “beneficial interest” in the person’s accounts or securities.

Covered Transaction – A transaction in a Covered Account.

Cryptocurrencies – Cryptocurrencies, like Bitcoin and Ethereum, are pieces of computer code that are not managed by any authority (see Digital Currencies definition, below). Creation, as well as use, is maintained through a distributed ledger, typically a blockchain, that serves as a public financial database.

D

Digital Currencies – Digital currency refers to the electronic form of fiat money issued by governments. Unlike Cryptocurrencies, digital currency does not require encryption, and users are required to use secure and unique passwords in order to protect their digital wallets from hacking or theft.

Direct Purchase Plan – An investment service that allows individuals to purchase a security directly from a company or through a transfer agent. Not all companies offer Direct Purchase Plans and the plans often have restrictions on when an individual can purchase.

E

Entertainment – Generally refers to items of value that are given or received by hosts or guests while in the presence of TCW Access Persons. This means the attendance by both you and your hosts or guests at a meal, sporting event, theater production, tickets to an event sponsorship, or comparable event which may also include accommodation expenses covering your hosts or guests’ meal, travel to, or other related accommodation expenses at a conference or an out-of-town event.

ETF – Exchange Traded Fund. A fund that tracks an index but can be traded like a stock.

ETN – Exchange Traded Note – An unsecured debt security that tracks an underlying index of securities and trade on a major exchange like a stock.

Exchange Act – Securities Exchange Act of 1934, as amended.

Exempt Securities – Those Securities described in the subsection Exempt Securities in the Personal Investment Transactions Policy.

F

Financial Commodity – Any futures or option contract that is not based on an agricultural commodity, a natural resource such as energy or metals, or other physical or tangible commodity. It includes currencies (both virtual and non-virtual), equity securities, fixed income securities, and indexes of various kinds.

Firm or TCW – The TCW Group of companies.

Firm Personnel – All directors, officers and employees of the Firm and any persons engaged to act on behalf of the Firm, including agents, representatives, temporary agency personnel, consultants, and contract-based personnel, wherever located.

Foreign Official – Includes (i) government officials, (ii) political party leaders, (iii) candidates for office, (iv) employees of state-owned enterprises (such as state-owned banks or pension plans), and (v) relatives or agents of a Foreign Official if a payment is made to such relative or agent of a Foreign Official with the knowledge or intent that it ultimately would benefit the Foreign Official.

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G

General Counsel – The General Counsel of TCW. For purposes of this policy, the term General Counsel shall include persons authorized by the General Counsel to handle certain matters under this Code of Ethics policy.

Gift – Anything of value received without paying its reasonable fair value (e.g., favors, credit, special discounts on goods or services, free services, loans of goods or money, tickets to sports or entertainment events, trips and hotel expenses). If something falls within the definition of Entertainment, it does not fall within the category of Gifts.

I

IPO – Initial public offering. An offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Inside information – Material, non-public information.

Investment Compliance – The support group for certain trading areas that, among others, checks proposed trades and open trades against investment restrictions.

Investment Personnel – Includes (i) any portfolio manager or securities analyst or securities trader who provides information or advice to a portfolio manager or who helps execute a portfolio manager’s decision, and (ii) a member of the Investment Compliance Department.

L

Limited Offering – An offering that is exempt from registration under the Securities Act pursuant to Sections 4(2) or 4(6), or pursuant to Rules 504, 505, or 506 or under the Securities Act. Note that a CBO or CDO is considered a Limited Offering or Private Placement.

Linked Broker – A broker that provides account information by automatic feed to StarCompliance.

LM-10 Information Report – Report required for reporting gifts or entertainment to labor unions or union officials.

Lobbyist – A lobbyist is an individual who is compensated to communicate directly with any state, legislative or agency official to influence legislative or administrative action on behalf of his or her employer or client.

M

Material Information – Information that a reasonable investor would consider important in making an investment decision. Generally, this is information the disclosure of which could reasonably be expected to have an effect on the price of a company’s securities.

MetWest – Metropolitan West Asset Management, LLC, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

MetWest Mutual Funds – Metropolitan West Funds, each of its series, and any other proprietary, registered, open-end investment companies (mutual funds) advised by MetWest.

N

Non-Discretionary Accounts – Accounts for which the individual does not directly or indirectly make or influence the investment decisions.

Non-Financial Commodity – Any futures contract based on an agricultural commodity, a natural resource such as energy or metals, or other physical or tangible commodity. It includes commodities that may be physically delivered or agricultural commodities. This extends to environmental commodities like carbon offset credits, emission allowances and renewable energy credits (RECs).

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O

Outside Fiduciary Accounts – Certain fiduciary accounts outside of the Firm for which an individual has received the Firm’s approval to act as fiduciary and that the Firm has determined qualify to be treated as Outside Fiduciary Accounts under this Code of Ethics.

P

Private Placements – An offering that is exempt from registration under the Securities Act pursuant to Sections 4(2) or 4(6), or pursuant to Rules 504, 505, or 506 or under the Securities Act. Note that a CBO or CDO is considered a Limited Offering or Private Placement.

R

REIT – Real estate investment trust.

Registered Person(s) – Any person having a securities license (e.g., Series 6, 7, 24, etc.) with TFD.

Restricted Securities List – A list of the securities for which the Firm is generally limited firm-wide from engaging in transactions.

Rule 10b5-1 Plan – A rule established by the Securities Exchange Commission (SEC) that allows insiders of publicly traded corporations to set up a trading plan for selling stocks they own. Rule 10b5-1 allows major holders to sell a predetermined number of shares at a predetermined time.

S

SEC – Securities and Exchange Commission.

Securities – Includes any interest or instrument commonly known as a security, including stocks, bonds, ETFs, ETNs, shares of mutual funds, and other investment companies (including money market funds and their equivalents), options, options on securities, single stock futures, warrants, financial commodities, a derivative linked to a specific security, security-based swaps, or other derivative products and interests in privately placed offerings and limited partnerships, including hedge funds. Includes cryptocurrencies or digital currencies (other than Bitcoin, Ethereum and USDC).

Securities Act – Securities Act of 1933, as amended.

Single Stock ETF – Exchange Traded Fund allowing for leveraged or inverse trading of a single stock. Single-stock ETFs do not hold a portfolio of stocks; rather, they track just a single stock but employ derivatives contracts to provide leveraged and/or inverse returns.

T

TABF – TCW Asset Backed Finance Management Company LLC, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

TAMCO – TCW Asset Management Company LLC, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

TCW or Firm – The TCW Group of companies.

TCW Advisor – Includes TAMCO, TIMCO, MetWest and any other U.S. federally registered advisors directly or indirectly controlled by The TCW Group, Inc.

TCW ETF Trust – TCW ETF Trust, each of its series, and any other proprietary, registered, exchange-traded funds (ETFs) advised by TIMCO.

TCW Funds – TCW Funds, Inc., each of its series, and any other proprietary, registered, open-end investment companies (mutual funds) advised by TIMCO.

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CODE OF ETHICS

TCW Registered Funds – Collectively, the TCW Funds, MetWest Mutual Funds, TCW ETF Trust, each of their series, and any other proprietary and registered closed-end investment companies (including TSI and TABF), exchange-traded funds (ETFs) and open-end investment companies (mutual funds) advised (or sub-advised) by TAMCO, TIMCO, TPAY, MetWest or any other affiliate, unless otherwise indicated.

TFD or TCW Funds Distributors LLC – A limited-purpose broker-dealer (formerly, TCW Brokerage Services).

TIMCO – TCW Investment Management Company LLC, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

TPAY - TCW Private Asset Income fund, a registered, closed-end investment company advised by TABF.

TSI – TCW Strategic Income Fund, Inc., a registered, closed-end investment company advised by TIMCO.

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